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                                                                                                      EXHIBIT 12.1

BRUNSWICK CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

                                                     SIX MONTHS
                                                    ENDED JUNE 30                YEAR ENDED DECEMBER 31
                                                  ------------------     ----------------------------------------
                                                    2001      2000         2000    1999     1998    1997    1996
                                                  -------   --------     -------- ------   ------  ------  ------
EARNINGS AS ADJUSTED
       Earnings from continuing operations        $ 81.0    $142.2       $ 202.2  $143.1   $154.4  $111.3  $160.6
Plus:  Income tax provision                         48.6      85.4         121.1    76.2     90.9    62.5    90.3
       Interest and other financial charges
         included in expense                        27.7      35.2          67.6    61.0     62.7    51.3    33.4
       Interest portion of rent expense              6.2       6.2          12.5    11.3     11.0     8.9     8.8
       Dividends received from less-than 50%
         owned affiliates                            -         -             0.1     0.1      0.1     -       -
Less:  Equity in earnings of less-than 50%
         owned affiliates                            0.5       -             0.2     0.2      0.2     0.2     -
                                                  -------   --------     -------- ------   ------  ------  ------
                                                  $164.0    $269.0       $ 403.7  $291.9   $319.3  $234.2  $293.1
                                                  =======   ========     ======== ======   ======  ======  ======
FIXED CHARGES
       Interest and other financial charges       $ 27.7    $ 35.2       $  67.6  $ 61.0   $ 62.7  $ 51.3  $ 33.4
       Interest portion of rent expense              6.2       6.2          12.5    11.3     11.0     8.9     8.8
       Capitalized interest                          -         -             -       0.6      2.0     -       -
                                                  -------   --------     -------- ------   ------  ------  ------
                                                  $ 33.9    $ 41.4       $  80.1  $ 72.9   $ 75.7  $ 60.2  $ 42.2
                                                  =======   ========     ======== ======   ======  ======  ======

RATIO OF EARNINGS TO FIXED CHARGES                   4.8x      6.5x          5.0x    4.0x     4.2x    3.9x    6.9x
                                                  -------   --------     -------- ------   ------  ------  ------

(a)  For computation of the ratio of earnings to fixed charges, "earnings" have been calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and then deducting the undistributed earnings of affiliates. Fixed charges consist of interest expense, estimated interest portion of rental expense and capitalized interest.
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